Exhibit 10.6

To:	V W Investment Holding Limited (the “Purchaser”) c/o Corporate Registrations Limited of Sea Meadow House P.O. Box 116, Road Town, Tortola, British Virgin Islands

Copy:	Faraday Future Intelligent Electric Inc. (the “Company”) 18455 S. Figueroa Street

Gardena, CA 90248

May 8, 2023

Equity Commitment Letter

Dear Purchaser,

We refer to (a) the Securities Purchase Agreement dated May 8, 2023 (the “Purchase Agreement”) entered into among the Company, the Purchaser and the other financial institutions or other entities from time to time parties hereto, and (b) the Unsecured Convertible Senior Promissory Note issued by the Company to the Purchaser pursuant to the terms of the Purchase Agreement (the “Note”). Capitalized terms used but not defined in this letter have the meanings given to them in the Note.

1	Funding for Closings

1.1	I, the investor listed in the Schedule to this letter (the “Investor”), hereby commit to the Purchaser, in accordance with and subject to the terms of this letter, to provide to the Purchaser:

1.1.1	Subject to the Closing Conditions (as defined in the Note) or the Purchaser’s waiver thereof, at each Closing, capital contributions, paid in cash, in the maximum amount set out opposite my name for such Closing in the Schedule to this letter (collectively, the “Equity Commitments”), solely to satisfy the funding obligations of the Purchaser under the Purchase Agreement and the Note, subject to the satisfaction or waiver in accordance with the Note of the Closing Conditions as specified in the Note.

1.1.2	if an award of damages in respect of the Purchase Agreement is payable by the Purchaser pursuant to a breach of the Purchase Agreement by the Purchaser (including any interest due thereon, or expenses in connection with the collection and enforcement) (“Purchase Agreement Damages”), to provide to the Purchaser capital contributions, paid in cash, in an amount equal to the lesser of (x) the Purchase Agreement Damages and (y) the Equity Commitments (the “Purchase Agreement Damages Commitments”).

1.2	The Equity Commitments and/or Purchase Agreement Damages Commitments may be provided to the Purchaser by way of direct and/or indirect cash contributions including, without limitation, in exchange for ordinary shares, preference shares, subordinated or non-subordinated shareholder loans, preferred equity certificates or other securities. The aggregate amount of the Equity Commitments and/or Purchase Agreement Damages Commitments to be funded to the Purchaser under this letter may be reduced by the Investor or the Purchaser to the extent that the Purchaser does not require the full amount of the Equity Commitments and/or Purchase Agreement Damages Commitments in order to satisfy its obligations under the Purchase Agreement or the Note.

1.3	The Investor hereby agrees that, for so long as this letter remains in effect, the Investor shall not cause, or otherwise explicitly permit, the Purchaser to (a) initiate or effect any voluntary insolvency, bankruptcy, reorganization, wind-up or other similar proceeding affecting the Purchaser or (b) enter into any contracts or incur any liabilities, in each case, other than the Purchase Agreement, the Note or any other agreements contemplated by the Purchase Agreement or the Note, to the extent doing so would impair the Purchaser’s ability to enforce its rights against the Investor under this letter. The Investor will instruct the Purchaser to use the proceeds provided hereunder solely for the purposes of fulfilling its obligations under the Purchase Agreement and the Note.

2	Investor Representations and Warranties

The Investor represents and warrants to the Purchaser in respect of himself as follows:

(a)	he has necessary legal capacity to enter into this letter and has obtained all applicable authorisations and all other applicable governmental, statutory, regulatory or other consents and licences required to empower him to enter into and perform his obligations under this letter;

(b)	the execution and delivery, entry into and performance by him of his obligations under this letter will not breach any provision of material agreements or any applicable law or orders;

(c)	he has sufficient funds or assets (including, for the avoidance of doubt, drawable commitments) to enable him to fund each of the Equity Commitments or Purchase Agreement Damages Commitments (as applicable) in full in accordance with the terms of this letter and the Purchase Agreement; and

(d)	his obligations under this letter are legal, valid, binding and enforceable obligations.

3	Related Persons

Each of the parties to this letter acknowledges and agrees that, other than in the event of intentional common law fraud:

(a)	other than as provided in this letter, no recourse hereunder or under any documents or instrument delivered in connection herewith may be had against the Investor;

(b)	no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any affiliates of the Investor (other than the Purchaser under the Purchase Agreement or the Note, in each case subject to the terms and conditions thereof) (any such person, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; and

(c)	no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons under this letter for any claim based on, in respect of or by reason of such obligations or by their creation.

4	Third Party Rights

4.1	The Purchaser’s rights and the Investor’s obligations under this letter are expressly given for the benefit of the Company solely to the extent that the Company may cause the Investor to fund the Equity Commitments or the Purchase Agreement Damages Commitments, as the case may be, to the Purchaser after the conditions in Section 1.1 above have been satisfied. For the avoidance of doubt, if all or any portion of the Equity Commitments, the Purchase Agreement Damages Commitments, or any other payment under or in connection with this letter, as the case may be, is required to be funded pursuant to the terms of this letter, such amount will be funded to the Purchaser and under no circumstances will the Company and/or any of its affiliates or any other person be entitled to seek or cause the Investor to fund, or cause the funding of, the Equity Commitments, the Purchase Agreement Damages Commitments, or any other payment under or in connection with this letter (or any portion thereof), as the case may be, directly to the Company and/or any of its affiliates or any other person.

4.2	Apart from what is stated in Section 4.1, a person who is not a party to this letter has no rights or otherwise to enforce any provisions of this letter.

5	Miscellaneous

5.1	If any term of this letter is invalid, illegal or incapable of being enforced, all other terms and provisions of this letter shall nevertheless remain in full force and effect.

5.2	Unless the parties hereto and the Company, as an express third party beneficiary in this respect, specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this letter nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this Section 5.2 shall be void.

5.3	The provisions in Section 12.11 (Governing Law; Submission to Jurisdiction) and Section 12.12 (Waiver of Jury Trial) of the Purchase Agreement shall be incorporated in this letter mutatis mutandis.

5.4	The liability of the Investor arising out of or in connection with this letter shall not under any circumstances exceed the Equity Commitments.

5.5	This letter may not be amended without the prior written consent of each of the Purchaser, the Investor and (with respect to any amendment adverse to the Company) the Company (as an express third party beneficiary in this respect).

5.6	This letter may be executed in counterparts, each of which shall be deemed to be an original hereof and all of which together evidence the same letter.

5.7	This letter and the undertakings and covenants of the Investor towards the Purchaser under this letter, will expire and be of no further force or effect upon the occurrence of the Fourth Closing occurring in accordance with the Note (including the payment in full by the Purchaser of all amounts owing in connection with all Closings). For the avoidance of doubt, notwithstanding the previous sentences of this Section 5.7, upon payment of the Equity Commitments or the Purchase Agreement Damages Commitments contemplated by Section 1.1, as the case may be, in accordance with Section 1.1 above by the Investor to the Purchaser, the Investor has no further payment obligations under the Equity Commitments or the Purchase Agreement Damages Commitments, as the case may be.

5.8	The parties hereto acknowledge and agree that damages would not be an adequate remedy for any breach of the provisions of this letter, and that in addition to any other available remedies (which may include money damages) each party shall be entitled to specific performance and/or injunctive relief as a remedy for any threatened or actual breach of the provisions of this letter. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific performance or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

5.9	Each party acknowledges and agrees that (a) this letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investor under this letter are solely contractual in nature.

5.10	Whenever possible, each provision of this letter shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this letter.

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EXECUTED AND DELIVERED ON THE DATE FIRST ABOVE WRITTEN.

EXECUTED and delivered by   )

V W Investment Holding Limited   )

/s/ Lijun Jin
Name:	Lijun Jin
Title:	Director

EXECUTED and delivered by   )

Lijun Jin   )

/s/ Lijun Jin
Name:	Lijun Jin

EXECUTED and delivered by   )

Faraday Future Intelligent Electric Inc.   )

/s/ Xuefeng Chen
Name:	Xuefeng Chen
Title:	Chief Executive Officer

SCHEDULE

Investor Equity Commitments

Investor	Funding Schedule[1]	Equity commitment (currency and amount)	Proportionate share (%)
Lijun Jin	First Closing	$5,000,000.00	100%
Lijun Jin	Second Closing	$5,000,000.00	100%
Lijun Jin	Third Closing	$5,000,000.00	100%
Lijun Jin	Fourth Closing	$5,000,000.00	100%

[1] Each of First Closing, Second Closing, Third Closing and Fourth Closing is as defined in the Note.